Exhibit 99.1

NECB Earnings Press Release for 9/30/2022:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

White Plains, New York, October 28, 2022 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $7.5 million and $16.6 million, or $0.49 and $1.07 per basic and diluted common share, for the three months and nine months ended September 30, 2022 compared to net income of $730,000 and $7.7 million, or $0.05 and $0.48 per basic and diluted common share, for the three months and nine months ended September 30, 2021.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the continuing COVID-19 pandemic and the recent increase in interest rates, loan demand remained strong with originations and outstanding commitments increasing quarter over quarter. Our commitments, loans-in-process, and standby letters of credit outstanding totaled $1.1 billion at September 30, 2022 compared to $749.0 million at December 31, 2021. The performance of our loan portfolio remains strong with no non-accrual loans and one fully charged-off loan which was previously disclosed and remains in foreclosure at September 30, 2022. At this time, we have no loans on deferral as a result of the COVID-19 pandemic. As has been in the past, construction lending for affordable housing units in high demand-high absorption areas continues to be our focus.”

Highlights for the three months and nine months ended September 30, 2022 are as follows:

•	Net income increased by $6.8 million and $8.9 million, or 933.2% and 115.4%, for the three months and nine months ended September 30, 2022 compared to the same periods in the prior year.

•	Net interest income increased by $6.6 million and $11.3 million, or 60.0% and 35.7%, for the three months and nine months ended September 30, 2022 compared to the same periods in 2021.

•	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.14% and 0.16% at September 30, 2022 and at December 31, 2021. Our allowance for loan losses totaled $5.5 million, or 0.49% of total loans at September 30, 2022 compared to $5.2 million, or 0.54% of total loans at December 31, 2021.

Balance Sheet Summary

Total assets increased by $59.8 million, or 4.9%, to $1.3 billion at September 30, 2022, from $1.2 billion at December 31, 2021. The increase in assets was primarily due to increases in net loans of $144.4 million, securities held-to-maturity of $8.9 million, premises and equipment of $2.4 million, and accrued interest receivable of $2.4 million, partially offset by decreases in cash and cash equivalents of $97.3 million and equity securities of $1.6 million.

Cash and cash equivalents decreased by $97.3 million, or 63.9%, to $54.9 million at September 30, 2022 from $152.3 million at December 31, 2021. The decrease in cash and cash equivalents was a result of cash being deployed to fund an increase in net loans of $144.4 million, an increase in securities held-to-maturity of $8.9 million, an increase in property and equipment of $2.4 million due primarily to the purchase of property and equipment for a new branch office, and a reduction in FHLB advances of $7.0 million.

Equity securities decreased by $1.6 million, or 8.2%, to $18.3 million at September 30, 2022 from $19.9 million at December 31, 2021. The decrease in equity securities was primarily attributable to market depreciation of $1.6 million as market interest rates increased during the nine months ended September 30, 2022.

Securities held-to-maturity increased by $8.9 million, or 49.5%, to $26.7 million at September 30, 2022 from $17.9 million at December 31, 2021 due primarily to the purchases of securities, partially offset by maturities and pay-downs.

Loans, net of the allowance for loan losses, increased by $144.4 million, or 14.9%, to $1.1 billion at September 30, 2022 from $968.1 million at December 31, 2021. The increase in loans, net of the allowance for loan losses, was primarily due to loan originations of $499.2 million during the nine months ended September 30, 2022, consisting primarily of $425.1 million in construction loans with respect to which approximately 45.6% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans.

Loan originations resulted in a net increase of $178.6 million in construction loans, $4.0 million in multi-family loans, and $754,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases in non-residential loans of $24.4 million, commercial and industrial loans of $7.0 million, mixed-use loans of $5.9 million, and residential loans of $1.5 million, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $2.4 million, or 10.2%, to $26.3 million at September 30, 2022 from $23.9 million at December 31, 2021 due to the acquisition of property and equipment for a new branch site located in Bloomingburg, New York.

Investments in restricted stock decreased by $331,000, or 21.1%, to $1.2 million at September 30, 2022 from $1.6 million at December 31, 2021 due primarily to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity/pay-off of $7.0 million in advances during the quarter ended March 31, 2022.

Accrued interest receivable increased by $2.4 million, or 54.9%, to $6.6 million at September 30, 2022 from $4.3 million at December 31, 2021 due to an increase in the loan portfolio and four interest rate increases in 2022 that resulted in an increase in the interest rates on loans in our construction loan portfolio.

Foreclosed real estate decreased by $189,000, or 9.5%, to $1.8 million at September 30, 2022 from $2.0 million at December 31, 2021 due to a write down on the fair market value of the property because the increase in interest rates caused an increase in the capitalization rate thereby resulting in a reduction in the calculated fair market value of the property.

Right of use assets — operating decreased by $403,000, or 15.7%, to $2.2 million at September 30, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Other assets increased by $1.3 million, or 26.7%, to $5.9 million at September 30, 2022 from $4.7 million at December 31, 2021 due to increases in tax assets of $765,000 and suspense accounts of $544,000, partially offset by decreases in prepaid expenses of $32,000 and securities principal receivable of $19,000.

Total deposits increased by $60.5 million, or 6.5%, to $987.6 million at September 30, 2022 from $927.2 million at December 31, 2021. The increase was primarily due to an increase in savings account balances of $71.2 million, or 38.5% and an increase in non-interest bearing demand deposits of $23.5 million, or 7.1%. These increases were partially offset by a decrease in NOW/money market accounts of $21.0 million, or 17.8%, and a decrease in certificates of deposit of $13.2 million, or 4.5%, from December 31, 2021 to September 30, 2022.

Federal Home Loan Bank advances decreased by $7.0 million, or 25.0%, to $21.0 million at September 30, 2022 from $28.0 million at December 31, 2021.

Advance payments by borrowers for taxes and insurance increased by $413,000, or 21.9%, to $2.3 million at September 30, 2022 from $1.9 million at December 31, 2021 due primarily to the accumulation of tax payments from borrowers.

Lease liability – operating decreased by $394,000, or 15.1%, to $2.2 million at September 30, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Accounts payable and accrued expenses decreased by $2.4 million, or 17.2%, to $11.2 million at September 30, 2022 from $13.5 million at December 31, 2021 due primarily to a decrease in suspense accounts for loan closings of $2.5 million.

Stockholders’ equity increased by $8.7 million, or 3.4% to $260.0 million at September 30, 2022, from $251.4 million at December 31, 2021. The increase in stockholders’ equity was due to net income of $16.6 million for the nine months ended September 30, 2022, a reduction of $652,000 in unearned employee stock ownership plan shares coupled with an increase of $124,000 in earned employee stock ownership plan shares, and $64,000 in other comprehensive income, partially offset by dividends paid and declared of $5.6 million and stock repurchases totaling $3.2 million.

Net Interest Income

Net interest income totaled $17.5 million for the three months ended September 30, 2022, as compared to $10.9 million for the three months ended September 30, 2021. The increase in net interest income of $6.6 million, or 60.0%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and investment securities, offset by a decrease in interest-bearing deposits. The increase in interest income is also attributable to a rising interest rate environment and the Federal Reserve’s interest rate increases during the nine months ended September 30, 2022.

The increase in market interest rates during the twelve months subsequent to September 30, 2021 also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended September 30, 2022 was due to an increase in the cost of funds on our deposits and an increase in the balances on our savings and club balances, partially offset by decreases in the balances on our certificates of deposits and interest-bearing demand deposits and decreases in the cost of funds and balances on our borrowed money.

In this regard, total interest income increased by $7.3 million, or 60.3%, to $19.4 million for the three months ended September 30, 2022 from $12.1 million for the three months ended September 30, 2021. The increase in interest income was due to an increase in the average balance of interest earning assets of $163.8 million, or 16.0%, to $1.2 billion for the three months ended September 30, 2022 from $1.0 billion for the three months ended September 30, 2021 and an increase in the yield on interest earning assets by 180 basis points from 4.72% for the three months ended September 30, 2021 to 6.52% for the three months ended September 30, 2022.

Interest expense increased by $742,000, or 62.8%, to $1.9 million for the three months ended September 30, 2022 from $1.2 million for the three months ended September 30, 2021. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 37 basis points from 0.86% for the three months ended September 30, 2021 to 1.23% for the three months ended September 30, 2022, and an increase in average interest bearing liabilities of $76.0 million, or 13.9%, to $624.0 million for the three months ended September 30, 2022 from $547.9 million for the three months ended September 30, 2021.

Net interest margin increased by 162 basis points, or 38.0%, during the three months ended September 30, 2022 to 5.88% compared to 4.26% during the three months ended September 30, 2021.

Net interest income totaled $42.9 million for the nine months ended September 30, 2022, as compared to $31.6 million for the nine months ended September 30, 2021. The increase in net interest income of $11.3 million, or 35.7%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and investment securities, and interest-bearing deposits as we continued to deploy the proceeds raised in our July 2021 second-step conversion. The increase in interest income is also due, in large part, to the increase in interest rates attributable to the Federal Reserve’s rate increases during the nine months ended September 30, 2022.

The increase in market interest rates during the nine months ended September 30, 2022 also caused an increase in our interest expense. As a result, the increase in interest expense for the nine months ended September 30, 2022 is attributable to an increase in the cost of funds on our deposits and an increase in the balances on our savings and club balances, partially offset by decreases in the balances on our certificates of deposits and interest-bearing demand deposits and decreases in the cost of funds and balances on our borrowed money.

In this regard, interest income increased by $11.9 million, or 33.5%, to $47.5 million for the nine months ended September 30, 2022 from $35.6 million for the nine months ended September 30, 2021. The increase in interest income was due to an increase in the average balance of interest earning assets of $229.2 million, or 24.1%, to $1.2 billion for the nine months ended September 30, 2022 from $951.0 million for the nine months ended September 30, 2021 and an increase in the yield on interest earning assets by 38 basis points from 4.99% for the nine months ended September 30, 2021 to 5.37% for the nine months ended September 30, 2022.

Interest expense increased by $623,000, or 15.8%, to $4.6 million for the nine months ended September 30, 2022 from $3.9 million for the nine months ended September 30, 2021. The increase in interest expense was due to an increase in the cost of interest bearing liabilities of 5 basis points from 0.93% for the nine months ended September 30, 2021 to 0.98% for the nine months ended September 30, 2022 and an increase in average interest bearing liabilities of $60.5 million, or 10.7%, to $624.3 million for the nine months ended September 30, 2022 from $563.8 million for the nine months ended September 30, 2021.

Net interest margin increased by 41 basis points, or 9.2%, during the nine months ended September 30, 2022 to 4.85% compared to 4.44% during the nine months ended September 30, 2021.

Provision for Loan Losses

The Company recorded no loan loss provision for the three months ended September 30, 2022 compared to a loan loss provision of $3.6 million for the three months ended September 30, 2021. We charged-off $6,000 during the three months ended September 30, 2022 against various unpaid overdrafts in our demand deposit accounts compared to charge-offs of $3.6 million during the three months ended September 30, 2021.

The provision recorded for the three months ended September 30, 2021 was primarily attributed to the previously disclosed charge-off of $3.6 million during the three months ended September 30, 2021 regarding a non-residential bridge loan secured by real estate with a balance of $3.6 million. The loan is secured by commercial real estate located in Greenwich, Connecticut and guaranteed by the two borrowers. The loan originated in 2016 as a two-year bridge loan and, upon the borrower’s failure to satisfy the loan at the maturity date, the loan was accelerated and a foreclosure action was instituted. Although the loan was fully charged off, it remains in foreclosure and management and the borrower are negotiating a standstill agreement which will allow the borrowers to retain, at their own expense, the zoning and planning consultants necessary to obtain re-approvals from the town to proceed with the original planned residential condominium development. Should the standstill agreement not materialize, the Company intends to aggressively seek recovery of all amounts due from the personal guarantors of the loan. If successful against the guarantors, any recovery received would be added back to the allowance for loan losses and an analysis will be performed at that time to determine the appropriateness of the recovery into income.

We also charged-off $3,000 during the three months ended September 30, 2021 against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries during the three months ended September 30, 2022 compared to recoveries of $151,000 during the three months ended September 30, 2021.

The Company recorded no loan loss provision for the nine months ended September 30, 2022 compared to a loan loss provision of $3.6 million for the nine months ended September 30, 2021. The provision recorded for the nine months ended September 30, 2021 was primarily attributed to the charge-off of the aforementioned non-residential bridge loan with a balance of $3.6 million secured by commercial real estate located in Greenwich, Connecticut.

We also charged-off $23,000 during both the nine months ended September 30, 2022 and September 30, 2021 against various unpaid overdrafts in our demand deposit accounts compared. We recorded recoveries of $242,000 during the nine months ended September 30, 2022 comprised of recoveries of $146,000 regarding a previously charged-off multi-family property, $53,000 regarding a previously charged-off non-residential property, and $43,000 regarding a previously charged-off mixed-use property. We recorded recoveries of $160,000 during the nine months ended September 30, 2021 comprised primarily of recoveries of $150,000 regarding a previously charged-off multi-family property.

Non-Interest Income

Non-interest income for the three months ended September 30, 2022 was $309,000 compared to non-interest income of $532,000 for the three months ended September 30, 2021. The decrease in total non-interest income was primarily due to an unrealized loss of $573,000 on equity securities during the three months ended September 30, 2022 compared to an unrealized loss of $154,000 on equity securities during the three months ended September 30, 2021. The unrealized loss of $573,000 on equity securities during the 2022 period was due to a rising interest rate environment and the Federal Reserve’s interest rate increases during the September 30, 2022 quarter.

The decrease in total non-interest income was partially offset by an increase of $163,000 in other loan fees and service charges, an increase of $52,000 on gain from the sale of fixed assets, an increase of $12,000 in other non-interest income, an increase of $1,000 in bank-owned life insurance income, and a decrease of $32,000 in investment advisory fees.

Non-interest income for the nine months ended September 30, 2022 was $904,000 compared to non-interest income of $1.8 million for the nine months ended September 30, 2021. The decrease in total non-interest income was primarily due to an unrealized loss of $1.6 million on equity securities during the nine months ended September 30, 2022 compared to an unrealized loss of $215,000 on equity securities during the nine months ended September 30, 2021. The unrealized loss of $1.6 million on equity securities during the 2022 period was due to a rising interest rate environment and the Federal Reserve’s interest rate increases during the nine months ended September 30, 2022.

The decrease in total non-interest income was partially offset by an increase of $467,000 in other loan fees and service charges, an increase of $91,000 on gain from the sale of fixed assets, an increase of $28,000 in other non-interest income, an increase of $3,000 in bank-owned life insurance income and a decrease of $17,000 in investment advisory fees.

Non-Interest Expense

Non-interest expense increased by $969,000, or 14.1%, to $7.8 million for the three months ended September 30, 2022 from $6.9 million for the three months ended September 30, 2021. The increase resulted primarily from increases of $604,000 in other operating expense, $181,000 in real estate owned expense, $109,000 in occupancy expense, $78,000 in outside data processing expense, $42,000 in advertising expense, and $30,000 in equipment expense, partially offset by a decrease of $75,000 in salaries and employee benefits.

Non-interest expense increased by $2.3 million, or 11.8%, to $22.1 million for the nine months ended September 30, 2022 from $19.7 million for the nine months ended September 30, 2021. The increase resulted primarily from increases of $1.4 million in other operating expense, $229,000 in occupancy expense, $197,000 in salaries and employee benefits, $170,000 in outside data processing expense, $167,000 in real estate owned expense, $107,000 in equipment expense, and $100,000 in advertising expense.

Income Taxes

We recorded income tax expense of $2.4 million and $265,000 for the three months ended September 30, 2022 and 2021, respectively. For both the three months ended September 30, 2022 and September 30, 2021, we had approximately $185,000 in tax exempt income. Our effective income tax rates were 24.2% and 26.6% for the three months ended September 30, 2022 and 2021, respectively.

We recorded income tax expense of $5.2 million and $2.4 million for the nine months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2022, we had approximately $553,000 in tax exempt income, compared to approximately $522,000 in tax exempt income for the nine months ended September 30, 2021. Our effective income tax rates were 23.9% and 23.6% for the nine months ended September 30, 2022 and 2021, respectively.

Asset Quality

Non-performing assets totaled $1.8 million at September 30, 2022 compared to $2.0 million at December 31, 2021. We had no non-performing loans at September 30, 2022 and December 31, 2021. Our non-performing assets consisted of one foreclosed property at September 30, 2022 and December 31, 2021. Our ratio of non-performing assets to total assets remained low at 0.14% at September 30, 2022 and at 0.16% at December 31, 2021.

The Company’s allowance for loan losses totaled $5.5 million, or 0.49% of total loans as of September 30, 2022, compared to $5.2 million, or 0.54% of total loans as of December 31, 2021. Based on a review of the loans that were in the loan portfolio at September 30, 2022, management believes that the allowance for loan losses is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

Capital

The Company’s total stockholder’s equity to assets was 20.24% as of September 30, 2022. At September 30, 2022, the Company had the ability to borrow $18.1 million from the Federal Home Loan Bank of New York.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of September 30, 2022, the Bank had a tier 1 leverage capital ratio of 16.91% and a total risk-based capital ratio of 13.50%.

Equity Incentive Plan

At a special shareholders meeting held on September 29, 2022, our shareholders approved the Company’s 2022 Equity Incentive Plan whereby 1,369,771 shares of the Company’s common stock have been reserved from authorized but unissued shares for purposes of grants of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, performance shares and performance units to selected employees and non-employee directors of the Company. At September 30, 2022, 86,880 shares of restricted stock and 217,206 nonqualified stock options in the aggregate were granted to six non-employee directors of the Company as set forth in the 2022 Equity Incentive Plan. The aggregate value of the restricted stock and nonqualified stock options granted to the non-employee directors totaled $1.1 million and $843,000, respectively, at the date of the grant. The restricted stock and nonqualified stock options granted to the non-employee directors vest at a rate of 20% per year from the date of the grant.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek

Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	December 31,
	2022	2021
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$14,182	$8,344
Interest-bearing deposits	40,750	143,925
Total Cash and cash equivalents	54,932	152,269
Certificates of deposit	100	100
Equity securities	18,307	19,943
Securities available-for-sale, at fair value	1	1
Securities held-to-maturity (fair value of $22,900 and $17,620, respectively)	26,732	17,880
Loans receivable	1,117,417	972,851
Deferred loan costs, net	551	484
Allowance for loan losses	(5,461)	(5,242)
Net loans	1,112,507	968,093
Premises and equipment, net	26,349	23,907
Investments in restricted stock, at cost	1,238	1,569
Bank owned life insurance	25,741	25,291
Accrued interest receivable	6,635	4,283
Goodwill	651	651
Real estate owned	1,807	1,996
Property held for investment	1,453	1,481
Right of Use Assets – Operating	2,161	2,564
Right of Use Assets – Financing	356	359
Other assets	5,935	4,683
Total assets	$1,284,905	$1,225,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$354,336	$330,853
Interest bearing	633,288	596,311
Total deposits	987,624	927,164
Advance payments by borrowers for taxes and insurance	2,297	1,884
Federal Home Loan Bank advances	21,000	28,000
Lease Liability – Operating	2,210	2,604
Lease Liability – Financing	524	496
Accounts payable and accrued expenses	11,213	13,540
Total liabilities	1,024,868	973,688

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 16,214,528 shares and 16,377,936 shares issued; and 16,214,528 shares and 16,377,936 shares outstanding, respectively	162	164
Additional paid-in capital	142,265	145,335
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(7,649)	(8,301)
Retained earnings	125,334	114,323
Accumulated other comprehensive loss	(75)	(139)
Total stockholders’ equity	260,037	251,382
Total liabilities and stockholders’ equity	$1,284,905	$1,225,070

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$18,771	$11,935	$46,244	$35,237
Interest-earning deposits	414	53	718	74
Securities	199	104	534	277
Total Interest Income	19,384	12,092	47,496	35,588
INTEREST EXPENSE:
Deposits	1,786	995	4,123	3,390
Borrowings	129	178	417	528
Financing lease	9	9	28	27
Total Interest Expense	1,924	1,182	4,568	3,945
Net Interest Income	17,460	10,910	42,928	31,643
Provision for loan loss	—	3,593	—	3,610
Net Interest Income after Provision for Loan Losses	17,460	7,317	42,928	28,033
NON-INTEREST INCOME:
Other loan fees and service charges	544	381	1,562	1,095
Gain (loss) on disposition of equipment	52	—	98	7
Earnings on bank owned life insurance	153	152	450	447
Investment advisory fees	107	139	364	381
Unrealized loss on equity securities	(573)	(154)	(1,636)	(215)
Other	26	14	66	38
Total Non-Interest Income	309	532	904	1,753
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,979	4,054	11,420	11,223
Occupancy expense	598	489	1,763	1,534
Equipment	259	229	825	718
Outside data processing	473	395	1,388	1,218
Advertising	78	36	183	83
Real estate owned expense	199	18	252	85
Other	2,237	1,633	6,220	4,857
Total Non-Interest Expenses	7,823	6,854	22,051	19,718
INCOME BEFORE PROVISION FOR INCOME TAXES	9,946	995	21,781	10,068
PROVISION FOR INCOME TAXES	2,404	265	5,201	2,372
NET INCOME	$7,542	$730	$16,580	$7,696

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic and diluted	$0.49	$0.05	$1.07	$0.48
Weighted average shares outstanding - basic and diluted	15,536	15,572	15,515	15,973
Performance ratios/data:
Return on average total assets	2.39%	0.27%	1.76%	1.01%
Return on average shareholders' equity	11.59%	1.31%	8.61%	5.72%
Net interest income	$17,460	$10,910	$42,928	$31,643
Net interest margin	5.88%	4.26%	4.85%	4.44%
Efficiency ratio	44.03%	59.90%	50.31%	59.04%
Net charge-off ratio	0.00%	1.60%	(0.03)%	0.55%

Loan portfolio composition:	September 30, 2022	December 31, 2021
One-to-four family	$5,706	$7,189
Multi-family	88,418	84,425
Mixed-use	22,817	28,744
Total residential real estate	116,941	120,358
Non-residential real estate	25,587	50,016
Construction	862,450	683,830
Commercial and industrial	111,416	118,378
Consumer	1,023	269
Gross loans	1,117,417	972,851
Deferred loan (fees) costs, net	551	484
Total loans	$1,117,968	$973,335
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	-
OREO property	1,807	1,996
Total non-performing assets	$1,807	$1,996

Allowance for loan losses to total loans	0.49%	0.54%
Allowance for loan losses to non-performing loans	NA	NA
Non-performing loans to total loans	0.00%	0.00%
Non-performing assets to total assets	0.14%	0.16%

Bank's Regulatory Capital ratios:
Common equity tier 1 capital to risk-weighted assets	13.86%	15.28%
Total capital to risk-weighted assets	13.50%	14.87%
Tier 1 capital to risk-weighted assets	13.50%	14.87%
Tier 1 leverage ratio	16.91%	16.79%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$1,067,835	$18,771	7.03%	$862,796	$11,935	5.53%
Securities (1)	47,157	199	1.69%	27,208	104	1.53%
Other interest-earning assets	73,524	414	2.25%	134,680	53	0.16%
Total interest-earning assets	1,188,516	19,384	6.52%	1,024,684	12,092	4.72%
Allowance for loan losses	(5,467)			(5,181)
Non-interest-earning assets	81,702			73,990
Total assets	$1,264,751			$1,093,493

Interest-bearing demand deposit	$104,669	$241	0.92%	$117,329	$183	0.62%
Savings and club accounts	233,447	660	1.13%	97,556	48	0.20%
Certificates of deposit	264,850	885	1.34%	305,057	764	1.00%
Total interest-bearing deposits	602,966	1,786	1.18%	519,942	995	0.77%
Borrowed money	21,000	138	2.63%	28,000	187	2.67%
Total interest-bearing liabilities	623,966	1,924	1.23%	547,942	1,182	0.86%
Non-interest-bearing demand deposit	365,025			281,499
Other non-interest-bearing liabilities	15,557			41,992
Total liabilities	1,004,548			871,433
Equity	260,203			222,060
Total liabilities and equity	$1,264,751			$1,093,493

Net interest income / interest spread		$17,460	5.29%		$10,910	3.86%
Net interest rate margin			5.88%			4.26%
Net interest earning assets	$564,550			$476,742
Average interest-earning assets to interest-bearing liabilities	190.48%			187.01%

(1)     Includes Federal Home Loan Bank of New York stock.

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$1,018,802	$46,244	6.05%	$843,850	$35,237	5.57%
Securities (1)	43,400	534	1.64%	22,636	277	1.63%
Other interest-earning assets	117,983	718	0.81%	84,465	74	0.12%
Total interest-earning assets	1,180,185	47,496	5.37%	950,951	35,588	4.99%
Allowance for loan losses	(5,362)			(5,125)
Non-interest-earning assets	78,536			71,449
Total assets	$1,253,359			$1,017,275

Interest-bearing demand deposit	$112,332	$601	0.71%	$113,370	$503	0.59%
Savings and club accounts	217,291	1,340	0.82%	100,431	174	0.23%
Certificates of deposit	271,985	2,182	1.07%	321,956	2,713	1.12%
Total interest-bearing deposits	601,608	4,123	0.91%	535,757	3,390	0.84%
Borrowed money	22,667	445	2.62%	28,000	555	2.64%
Total interest-bearing liabilities	624,275	4,568	0.98%	563,757	3,945	0.93%
Non-interest-bearing demand deposit	356,846			247,258
Other non-interest-bearing liabilities	15,422			26,762
Total liabilities	996,543			837,777
Equity	256,816			179,498
Total liabilities and equity	$1,253,359			$1,017,275

Net interest income / interest spread		$42,928	4.39%		$31,643	4.06%
Net interest rate margin			4.85%			4.44%
Net interest earning assets	$555,910			$387,194
Average interest-earning assets to interest-bearing liabilities	189.05%			168.68%

(1)     Includes Federal Home Loan Bank of New York stock.